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                                 Exhibit 10.24









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                              EMPLOYMENT AGREEMENT


THIS AGREEMENT is made the 29th day of February, 1996

BETWEEN:

(1) CIBA-GEIGY PLC (registered no. 170180) whose registered office is at Hulley Road Macclesfield, Cheshire SK10 4NX ("Ciba");

(2) COMPOSITE MATERIALS LIMITED (registered no. 3069887), formerly known as EuroMaterials Limited, whose registered office is at Hulley Road aforesaid ("CML"); and

(3) HEXCEL CORPORATION a Delaware corporation whose principal place of business is at 5794 West Las Positas Boulevard, P.O. Box 8181, Pleasanton, CA 94588) ("Hexcel").

WHEREAS:

A. By an agreement dated 5th July 1995 and made between Ciba and CML (the "Business Sale Agreement") as amended by a Supplemental Agreement dated February, 1996 (the "Supplemental Agreement"), CML agreed to purchase the Business (as defined in the Supplemental Agreement) as a transfer of a going concern.

B. In the Business Sale Agreement the parties acknowledged that the contracts of employment of each of the Employees of the Business transferred to CML in accordance with the Transfer of Undertakings (Protection of Employment) Regulations 1981. In addition CML agreed under Clause 4 of that Business Sale Agreement in respect of pensionable service of the Employees (as therein defined) on and from 4 July, to provide pension benefits which were overall no less favourable than the benefits which would have been provided under Ciba's Scheme for and in respect of the Employees using the provisions of Ciba's Scheme which were in force as at 4 July. The parties wish to confirm in this Employment Agreement what measures shall apply in respect of pensions and employment between Closing and the end of the Transitional Period (as defined in this Employment Agreement) and after the Transitional Period for and in respect of the Employees who are, or were, at the relevant time, active members of Ciba's Scheme.





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C.   By an agreement entered into on 29 September 1995 between Ciba-Geigy
     Limited (1), Ciba-Geigy Corporation (2) and Hexcel (3) (the "Strategic Alliance Agreement"), Ciba-Geigy Limited (the parent company of CML) agreed to transfer its shareholding in CML to Hexcel or to such other company as Hexcel shall determine.

D. Under the terms of the Strategic Alliance Agreement, Hexcel agreed to and Ciba-Geigy Limited agreed to procure that Ciba and CML enter into this Employment Agreement.

NOW IT IS HEREBY AGREED:

1.   INTERPRETATIONS

1.1 In this Employment Agreement the following words shall have the following meanings:

     "Actuary's Letter"       means the letter from Ciba's Actuary dated
                              February 1996 which is agreed and countersigned by CML's Actuary and which is attached to this Employment Agreement as Appendix A;

     "Actuarial Assumptions"  means the actuarial assumptions and methods set out in the Actuary' Letter;

     "Business"               shall have the same meaning as specified in the
                              Strategic Alliance Agreement to which recital C of this Employment Agreement refers;

     "Contracted-out",        have the same meanings as in the Pension
     "contracting-out         Schemes Act 1993 and any reference to
     certificate",            any person's guaranteed minimum
     "contracted-out          pension includes the spouse's guaranteed
     employment"              minimum pension;
     "guaranteed minimum
     pension"

     "Ciba's Actuary"         mean William M Mercer Limited of 30 Exchange
                              Street East Liverpool L2 3QB or such other actuary or firm of actuaries as


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                              may be appointed by Ciba for the purposes
                              of this Employment Agreement;

       "Ciba's Scheme"        means The Ciba Pension Scheme established by an
                              Interim Deed dated 23 January 1972 and, where the context permits, includes the trustees thereof;

       "Closing"              means closing of the Strategic Alliance Agreement;

       "CML's Actuary"        means R Watson & Sons of 21 Tothill Street,
                              Westminster, London SW1H 9LL or such other actuary or firm of actuaries as may be appointed by CML for the purposes of this Employment Agreement;

       "CML's Scheme"         means a retirement benefits scheme existing,
                              established or nominated by CML which is approved or capable of approval as an exempt approved scheme under Chapter I of Part XIV of Income and Corporation Taxes Act of 1988 and which is contracted out and where the context permits includes the trustees thereof;

       "Disclosure Letter"    means the signed letter of even date from Ciba to
                              Hexcel in agreed terms;

       "Employees"            means those employees employed by CML in the
                              Business at Closing and the Lacquer Employees;

       "Lacquer Employees"    means the 20 employees listed in Appendix C who
                              are employed by Ciba in relation to the toll manufacturing operation carried out at the Duxford site for and behalf of Dynochem. The list of employees described in Appendix C shall be subject to such amendments as CML and Ciba agree be-


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                              tween Closing and the end of the Transitional
                              Period;

       "Lloyds Arrangement"   means the Personal Accident and Illness insurance
                              arranged with Colburn, French & Kneen Ltd issued on 9 July 1991 under certificate number
                              AFT0044/31 and underwritten by Lloyd's;

       "Option Form"          means a form which is in all material respects
                              identical to the form set out in Appendix B to this Employment Agreement, which form is to be returned to Ciba's Scheme by the latest date specified therein being a date not later than 2 months after the Pensions Transfer Date;

       "Past Service Reserve" shall have the meaning set out in the Actuary's
                              Letter;

       "Payment Date"         means a date which is on or after the Pensions
                              Transfer Date and not later than ten business days after the later of the dates on which:

                              (i) the Past Service Reserve has been calculated
                                  by Ciba's Actuary and agreed by CML's Actuary (or deemed to have been agreed as specified in Clause 4.3); and

                             (ii) CML's Scheme has notified to Ciba that it
                                  is able and willing to accept the Transfer
                                  Amount.

       "Pensionable Employees" means those Employees who are active members of Ciba's Scheme, including any person who is a member under the provisions of Ciba's Scheme relating to temporary absence from duty or maternity leave,



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                              on the day before the Pensions Transfer Date;

   "Pensionable Salary"       means 104% (or where appropriate, and as indicated
                              on Employment Document 12, 100%) of contractual salary or wages and such other emoluments as have previously been determined are pensionable but excluding, for the avoidance of doubt, any other fluctuating emoluments;

   "Pensions Transfer Date"   means 6 April 1997 or such earlier date as may
                              be agreed in writing by Ciba and CML;

   "Standard Life Scheme"     means the tax exempt approved personal plan
                              insured with Standard Life established on 1 April
                              1991 for the benefit of Mr W. Hunt;

   "Timing Adjustment Factor" means the ratio of the FT-SE Actuaries
                              All-Share (total return) index at the end of the period in question to that same index at the beginning of that period;

    "Transfer Amount"         means the Transfer Amount specified in the
                              Actuary's Letter;

    "Transferring Member"     means a Pensionable Employee who becomes a member
                              of CML's Scheme on the Pensions Transfer Date and in respect of whom Ciba's Scheme receives, within the time specified in the Option Form, a completed
                              Option Form, with option A (transfer payment) selected, and who has not withdrawn such request before the Payment Date;

    "Transitional Period"     means the period from and including Closing up to
                              but excluding the Pensions Transfer Date;


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       "Voluntary Fund"       means those funds comprising voluntary
                              contributions paid by the Transferring Members and the investments and monies representing those contributions and any income derived therefrom, excepting any voluntary contributions which have been paid by the Transferring Members to purchase additional pensionable service in Ciba's Scheme which will be taken into account in the calculation of the Past Service Reserve;

       "Warranties"           means those warranties relating to pensions and
                              employment matters as set out in Clause 12 of this Employment Agreement;

       "Zurich Life Scheme"   means the Zurich Life Assurance Company Limited
                              Terms Assurance Policy No: A27939Q-000-000 dated
                              27 April 1992 as varied by the Trust Deed and Rules dated 26 May 1992 and the Deed of Assignment of Policy dated 27 May 1992.


2.     WARRANTIES

2.1 Save to the extent that Ciba has fairly disclosed facts and documentation to CML against the Warranties in the Disclosure Letter, Ciba agrees that as at the date of this Employment Agreement the Warranties are true in all material respects. Each Warranty shall be construed independently of the others. Ciba acknowledges that CML has entered into this Employment Agreement in reliance on the Warranties.

2.2    None of the Warranties in this Employment Agreement shall survive
       Closing.

3.     INVITATION BY CML

3.1 CML hereby undertakes with Ciba to use its reasonable endeavours to procure that the Pensionable Employees will be invited to become members of CML's Scheme with effect from the Pensions Transfer Date.


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3.2    CML will as soon as practicable issue the Option Form to each
       Pensionable Employee.

4.     CALCULATION OF PAST SERVICE RESERVE

4.1 Ciba shall procure that Ciba's Actuary shall, within 2 months of CML notifying Ciba's Actuary of any adjustments as required under Clause 8.3.3, calculate and certify to CML's Actuary the Past Service Reserve. CML shall promptly provide Ciba with such information in CML's possession or control as Ciba or Ciba's Actuary may reasonably require to facilitate the calculations of the Past Service Reserve. The certification provided by Ciba's Actuary shall include a statement of that part of the Part Service Reserve which relates to each Transferring Member.

4.2 Ciba will procure that Ciba's Actuary shall, within 3 months after the Pensions Transfer Date, promptly provide to CML's Actuary such data and other information as CML's Actuary may reasonably require to agree to the calculation of what is the Past Service Reserve.

4.3 CML's Actuary shall have 2 months, from later of the date on which he receives certification of the Past Service Reserve from Ciba's Actuary under paragraph 4.1 and the date on which he receives the data and other information under paragraph 4.2, to agree the calculation of the Past Service Reserve or raise any objection that it is, or may be, incorrect or not in accordance with the terms of this Employment Agreement. Subject thereto, the certification by Ciba's Actuary of the Past Service Reserve shall be deemed to have been agreed by CML's Actuary at the expiry of such 2 months.

4.4 Any dispute between Ciba's Actuary and CML's Actuary concerning the Past Service Reserve shall, in the absence of agreement between them within 30 days of the party concerned having notified the other of the dispute, be referred to an independent actuary chosen by agreement between the parties or, failing agreement, appointed by the President for the time being of the Institute of Actuaries at the instance of either party.
       The independent actuary shall determine the matter in dispute acting as an expert and not as an arbitrator and his decision shall be final and binding. The fees and expenses of the independent actuary and of the President of the Institute of Actuaries shall be borne equally between Ciba and CML.


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4.5    Ciba shall procure as soon as reasonably practicable and in any event no later than is prescribed under Clause 4.2 that Ciba's Actuary shall provide CML's Actuary with a written statement on the actuarial valuation of the Ciba Scheme which valuation shall have an effective date of 31 March 1996 (or such other date as may be chosen for the effective date of the actuarial valuation) and which valuation was made by Ciba's Actuary for the purpose of recommending the employer's contribution rate payable to the Ciba Scheme from the Pensions Transfer Date. The written statement shall be confined to matters which are pertinent to this Employment Agreement and the Actuary's Letter and shall include all such information as, in the opinion of Ciba's Actuary, CML's Actuary shall reasonably require.

4.6 In addition Ciba shall procure that Ciba's Actuary shall calculate, within 14 days of receiving Mr. Hunt's written request, a transfer amount in respect of Mr. Hunt's benefits in the Ciba Scheme to be paid out of the Ciba Scheme to a suitable pension arrangement which is either approved or capable of approval under Chapter I or Chapter IV of Part XIV of the Income and Corporation Taxes Act 1988.

       The transfer amount in respect of Mr Hunt's credited pensionable service under the Ciba Scheme shall be calculated as a Past Service Reserve as defined in the Actuary's Letter and in accordance with the Actuarial Assumptions. For the avoidance of doubt it is agreed that this Past Service Reserve shall not be adjusted to allow for the contribution rate payable to the Ciba Scheme as the Pensions Transfer Date.

       The transfer amount in respect of Pensionable Service accrued by Mr. Hunt whilst he was an active member of the Ciba Scheme (and excluding any credited pensionable service awarded to Mr. Hunt on his joining the Ciba Scheme) shall be calculated in accordance with the requirements of the Pension Schemes Act 1993 and shall be included within any transfer payment paid out of the Ciba Scheme in respect of Mr. Hunt to the suitable arrangement.

       The total transfer amount payable in respect of Mr. Hunt shall be agreed by CML's Actuary within 14 days (such agreement not to be unreasonably withheld) and failing agreement shall be determined in accordance with Clause 4.4. It shall then be adjusted to the date of payment as described in the Actuary's Letter. For the avoidance of doubt no interim payment will be made to Mr. Hunt's suitable pension arrangement.




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       Ciba shall use its best endeavours to procure that the total transfer amount payable in respect of Mr Hunt shall be paid out of the Ciba Scheme to the suitable pension arrangement as soon as reasonably practicable following agreement of the calculation.

       The total transfer amount will not be available unless Mr Hunt's written request is received by Ciba before the Pensions Transfer Date, nor will it be available if Mr. Hunt's benefit in the Ciba Scheme have been brought into payment or otherwise discharged.

5.     TRANSFER OF TRANSFER AMOUNT

5.1 Ciba's Actuary shall on the Payment Date calculate and certify to CML's Actuary the Transfer Amount and shall promptly provide to CML's Actuary such data and information as CML's Actuary may reasonably require promptly to agree the calculation of the Transfer Amount (such agreement not to be unreasonably withheld). Subject to CML having performed its obligations under this Employment Agreement and to the Transfer Amount being agreed by the CML's Actuary, Ciba shall use its best endeavours to procure that, on the Payment Date, Ciba's Scheme shall, subject to the approval of the Pension Schemes Office of the Inland Revenue, transfer the Transfer Amount to CML's Scheme adjusted in accordance with the Actuary's Letter in respect of any interim payment made under Clause 14.

5.2    SHORTFALL PROVISION

       If Ciba's Scheme does not pay the full amount of the Transfer Amount to CML's Scheme on the Payment Date, Ciba shall, no later than 14 days after the Payment Date, pay to CML, or if CML so requests in writing, to CML's Scheme, an amount (the "Shortfall") equal to the sum by which the Transfer Amount exceeds the amount of the payment (if any), paid by Ciba's Scheme to CML's Scheme and Ciba shall pay compound interest at 2% above the bank base rate on the Shortfall (or on any part thereof) calculated on a day to day basis with monthly rests for so long as it shall remain unpaid after the Payment Date.

5.3 CML shall within 14 working days after receipt of any payment (the "Payment") under Clause 5.2 by CML pay, or procure the payment of, the Payment to CML's Scheme. CML shall repay to Ciba a sum equal to the amount of tax relief obtained by CML in respect of the Payment paid to CML's


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       Scheme on the date on which such relief is obtained. For these purposes CML shall be treated as having obtained tax relief on the date on which CML would have had a liability to pay corporation tax or an increased liability to pay corporation tax but for the payment of the shortfall to CML's Scheme.

5.4    OVERPAYMENT PROVISION

       If Ciba's Scheme transfers, on or prior to the Payment Date, in aggregate cash or other assets in excess of the Transfer Amount (the "Excess") to CML's Scheme CML shall, within seven days of receiving Ciba's written demand, pay or procure the payment to Ciba of an amount equal to the Excess. If at the expiry of the seven day period no payment has been made to Ciba, compound interest at 2% above the bank base rate shall accrue on the Excess calculated from the Payment Date on a day to day basis with monthly rests.

6.     CML'S OBLIGATIONS

6.1 Subject to the rest of this Clause 6, and in particular Clause 6.3, CML shall offer benefits for and in respect of the Pensionable Employees, in relation to their employment on and after the Pensions Transfer Date, for a period of five years commencing on Closing, on a basis which is overall no less favourable than the basis of benefits to which the Pensionable Employees as a group would have been entitled under Ciba's Scheme if they had remained members thereof and if the provisions of Ciba's Scheme at the Pensions Transfer Date had remained unchanged for that period of 5 years.

6.2 For the said period of five years from Closing and subject to the receipt of the Transfer Amount in full (including any amounts paid under Clause 5.2 of this Employment Agreement) CML shall use its best endeavours to procure that:

6.2.1 CML shall not exercise or cause to be exercised any right to amend or to wind up CML's Scheme in such a way as to cause any reduction in the benefits of the Transferring Members.

6.2.2 The Transferring Members shall not be required to contribute to the CML Scheme at a rate expressed as a percentage of Pensionable Salaries which is greater than the rate payable by the active members under the Ciba Scheme as the Pensions Transfer Date and as disclosed in writing to CML not later than the day before the Pensions Transfer Date.


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6.2.3  The rate of contribution paid by CML, or procured to be paid by CML, to the CML Scheme from the Pensions Transfer Date until the expiry of the five year period shall be at least equal to the rate, expressed as a percentage of Pensionable Salaries, which is payable by the employers participating in Ciba's Scheme to Ciba's Scheme as at the Pensions Transfer Date and which is disclosed in writing to CML not later than the day before the Pensions Transfer Date.

6.2.4 There shall be no refund of assets out of the CML Scheme to any of the participating companies (including the Principal Company) whilst the CML Scheme is ongoing.

6.3 For the said period of five years from Closing and subject to the receipt of the Transfer Amount in full as aforesaid CML:

6.3.1 will not exercise or cause to be exercised any right to wind up the CML Scheme except in circumstances in which CML deem there is no other commercial alternative and CML has the prior written consent of the Board of Hexcel Corporation.

6.3.2 will ensure that, if the CML Scheme were to be wound up, the CML Trustee (for the time being of the CML Scheme) shall have an absolute discretion (exercisable without the consent of CML or any other employer participating in the CML Scheme) to augment the benefits payable to the Transferring Members under the CML Scheme prior to any refund of assets being paid to any employer participating in the CML Scheme.

6.4 Subject to receipt of the Transfer Amount in full (including any amounts paid under Clause 5.2 of this Employment Agreement) CML shall use its best endeavours to procure that the Transferring Members are awarded, in respect of their pensionable employment (including credited pensionable employment) in Ciba's Scheme before the Pensions Transfer Date, benefits under CML's Scheme which are, in the opinion of CML's Actuary and as agreed by Ciba's Actuary (or failing agreement as resolved in accordance with Clause 4.4), overall no less favourable as determined on the basis of the Actuarial Assumptions than the benefits which would have been provided for and in respect of the Transferring Members under Ciba's Scheme had they remained in membership thereof and by reference to the provisions of the Ciba Scheme in force it the Pensions Transfer Date (of which written details have been disclosed to CML).


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7.     CIBA'S OBLIGATIONS

7.1 Ciba shall use its best endeavours to procure that, unless CML's prior consent in writing is obtained (such consent not to be unreasonably withheld) during the Transitional Period:

7.1.1 no new obligation or liability shall be imposed on CML unless it is also imposed on all the other participating employers in the Ciba Scheme; and

7.1.2 no benefits additional to or in augmentation of the benefits payable or prospectively payable in respect of the Pensionable Employees at Closing shall be provided or promised prior to the Payment Date which would result in an increase in CML's normal contribution rate (that is, in the absence of any adjustment to the contribution rate for Ciba's Scheme's past service funding level) to CML's Scheme on or after the Pensions Transfer Date by more than 4% of Pensionable Salary as determined on the basis prescribed in the Actuarial Assumptions.

7.1.3 that the Trustee will not trigger the winding up of the Ciba Scheme. For the avoidance of doubt CML shall not withhold its consent to the winding up of the Ciba Scheme during the Transitional Period if, during the Transitional Period, the circumstances pertaining to the CML Scheme change to such an extent that the continuation of the Ciba Scheme is no longer appropriate in the written opinion of Ciba's Actuary.

7.2 Ciba shall, as soon as reasonably practicable, and in any event not less than two months prior to the Pensions Transfer Date, inform CML in writing of any benefit changes in the benefits of the Pensionable Employees or Mr Hunt implemented during the Transitional Period. CML shall have the opportunity to review and agree (such agreement not to be unreasonably withheld) any announcements issued by either Ciba or Ciba's Scheme to the Pensionable Employees who are active members of the Ciba Scheme prior to the end of the Transitional Period or to Mr Hunt which relate to their benefits accrued under the Ciba Scheme.

8.     TRANSITIONAL PERIOD

8.1 Ciba and CML shall use all reasonable endeavours to procure the continued inclusion of CML in Ciba's Scheme during the Transitional Period and the continued inclusion of CML on the contracting-out certificate.


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8.2    During the Transitional Period CML shall procure payment of the following:

8.2.1 contributions in respect of each Pensionable Employee who is an active member of Ciba's Scheme during the Transitional Period as required under the rules of Ciba's Scheme in force from time to time;

8.2.2 employer contributions in respect of each Pensionable Employee who is an active member of Ciba's Scheme at the rate of Pensionable Salary which is payable from time to time by an employer participating in Ciba's Scheme save that, in the event that the employer contributions shall exceed 12% of Pensionable Salary, the Transitional Period shall, with the agreement of CML, end on the date such rate comes into effect.

8.3 CML undertakes that it shall during the Transitional Period (so far as it is within its power):

8.3.1 comply in all respects with the provisions of Ciba's Scheme which apply to all the other participating employers under Ciba's Scheme;

8.3.2 not do or omit to do any act or thing whereby approval of Ciba's Scheme as an exempt approved scheme or its status as a contracted out scheme would be prejudiced;

8.3.3 notify Ciba's Actuary (as required under Clause 4.1), within 2 months of the Pensions Transfer Date, of any increase or increases after Closing of pay which is relevant for the purposes of calculating benefits under Ciba's Scheme at a rate which in total for the group of Transferring Members exceeds in any year the increase in the retail prices index plus
       2.5 per cent per annum. In such case the Past Service Reserve shall be reduced so that it does not exceed the sum that would be calculated if it was instead based on Pensionable Salary applicable at the Pensions Transfer Date but restricted to Pensionable Salary applicable at Closing increased for the Transitional Period by the increase in the retail prices index plus 2.5 per cent per annum;

8.3.4 notify Ciba's Scheme on the retirement, prior to normal pension age, of a Pensionable Employee during the Transitional Period as a result of redundancy without actuarial reduction to the pension for early payment and to pay to Ciba's Scheme a special additional employer contribution within 7 days of a demand for such a contribution by Ciba or Ciba's Scheme provided that each of the other participating companies would have been required to pay an


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       additional employer contribution in these circumstances.  The special additional contribution shall be calculated in each such case using the method and factors as used under Ciba's Scheme from time to time in the case of early retirements on redundancy (and as disclosed in writing to CML by Ciba) resulting from a restructuring of the business and as would apply to any other participating company in the same circumstances.

8.4 CML undertakes that, for a period commencing on the Pensions Transfer Date and concluding two years after Closing, the following terms shall apply in the case of a Transferring Member who ceases employment with CML and recommences employment, with CML's approval, with Ciba and rejoins Ciba's Scheme. In the case of each such Transferring Member CML shall use its best endeavours to procure that any transfer amount paid from CML's Scheme shall be equal to:

8.4.1 the part of the Transfer Amount which relates to that Transferring Member adjusted by the Timing Adjustment Factor from the payment date to the date the transfer amount is paid from CML's Scheme; plus

8.4.2 the total contributions paid by the Transferring Member to CML's Scheme multiplied by the ratio of the joint contribution rate payable by CML and by employees to CML's Scheme to the employee contribution rate and adjusted by the Timing Adjustment Factor assuming that contributions were paid quarterly in advance.

9.     LACQUER EMPLOYEES

       CML agrees with Ciba that it shall offer to the Lacquer Employees the opportunity to join CML, on such terms and conditions of employment (excluding any terms regarding pensions, or the opportunity to buy Ciba shares, or any terms as to job function, title or location which will be different due to Dynochem's withdrawal) as they enjoyed whilst employed at the Dynochem site and which terms and conditions are disclosed to and agreed by CML prior to Closing. CML agrees with Ciba that it shall recognise the continuity of employment of the Lacquer Employees whilst they were employed by Ciba for contractual but not statutory purposes, should they become employed by CML. The offer of employment by CML shall commence at a date to be agreed between the parties which date shall be no later than 30 June 1996.


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10.       APPROVALS

          The provisions of this Employment Agreement are subject to the appropriate approval and agreement of the Pension Schemes Office of the Inland Revenue and the Occupational Pensions Board being obtained, which the parties to this Agreement shall use their reasonable endeavours to secure as soon as is reasonably practicable.

11.       ADDITIONAL VOLUNTARY CONTRIBUTIONS

          Notwithstanding the preceding provisions of this Employment Agreement if within Ciba's Scheme there is a Voluntary Fund the Voluntary Fund and the benefits payable or prospectively or contingently payable shall be disregarded for all the preceding provisions of this Employment Agreement. Ciba shall nevertheless use all reasonable endeavours to procure that the part of the Voluntary Fund which is attributable to the Transferring Members in accordance with the provisions of Ciba's Scheme is transferred to CML's Scheme on the Payment Date.

12.       WARRANTIES

12.1 In relation to pensions issues Ciba hereby warrants to and with Hexcel as follows:

12.1.1 Except for Ciba's Scheme, the Standard Life Scheme, the Zurich Life Scheme and the Lloyd's Arrangement (the latter three arrangements together called the "Hunt Schemes") there are no:

12.1.1.1 agreements or arrangements (whether exempt approved or unapproved) for the provision by Ciba or CML of any retirement or other benefit (including any pension, share option, share incentive, annuity, lump sum, gratuity or other like benefit) and neither Ciba nor CML has any obligation, whether legally binding or established by custom, to pay any pension or make any other payment after retirement or death or otherwise to provide relevant benefits within the means of Section 612 of the Income and Corporation
          Taxes Act 1988 to or in respect of any Employees or for any dependents of any such person; or

12.1.1.2 informal or ex-gratia pension arrangements or schemes offered by Ciba or CML to any Employee or any dependent of any such person.



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          Ciba and CML are not party to any scheme or arrangement having as its purpose or one of its purposes the making of payments or the provision of benefits to any Employee (or dependent of any such person) as set out in Clauses 12.1.1.1 and 12.1.1.2.

12.1.2 Details of Ciba's Scheme and the Hunt Schemes have been given to Hexcel in the form of:

12.1.2.1 copies of all current trust deeds and rules (if any) governing or relating to Ciba's Scheme and the Hunt Schemes;

12.1.2.2 copies of the current explanatory booklets and any resolutions and announcements relating to benefits or contributions issued to the Pensionable Employees and who are active members of Ciba's Scheme and to Mr Hunt; and

12.1.2.3 a copy of the report of the last actuarial valuation or funding review (if any) of Ciba's Scheme and the Hunt Schemes which has been received (in draft or final form) prior to the date hereof.

12.1.3 Ciba warrants that it has disclosed to Hexcel details of all benefits payable or prospectively payable under Ciba's Scheme in respect of the Pensionable Employees who are active members of it including any augmentations of their benefits and that it has disclosed to Hexcel all benefits payable as prospectively payable, whether legally binding or established by custom, under the Hunt Schemes in respect of Mr Hunt and any augmentations of his benefits.

12.1.4 No discretion or power has been exercised under Ciba's Scheme and the Hunt Schemes in respect of the Employees to:

12.1.4.1 augment benefits to which members are entitled at the date hereof thereunder;

12.1.4.2 provide thereunder in respect of Employees thereof a benefit which would not otherwise be provided thereunder in respect of such Employees; or

12.1.4.3  pay a contribution thereto which would not otherwise have been paid.

12.1.5 There are no actions, suits or claims outstanding, pending or threatened against Ciba's Scheme or the Hunt Schemes in respect of any act, event, omission or other matter arising out of or in connection with Ciba's Scheme or the Hunt Schemes in relation to any of the Employees.


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

12.1.6 There are no contributions to Ciba's Scheme or the Hunt Schemes in respect of the Employees (including contributions payable by Employees themselves) which have fallen due to Ciba's Scheme or the Hunt Schemes or to an insurance company but are unpaid and since the date of the last actuarial valuation or funding review referred to above contributions made to Ciba's Scheme or the Hunt Schemes by or in respect of the Employees have been at the rates recommended in such valuation or review. Ciba's Scheme and the Hunt Schemes have been funded to the extent recommended by Ciba's Actuary.

12.1.7 Ciba's Scheme and the Zurich Life Scheme are approved by the Board of Inland Revenue for the purpose of Chapter I of Part XIV of the Income and Corporation Taxes Act of 1988 and Ciba is not aware, having made all reasonable enquiries, of any circumstances which might give the Inland Revenue reason to withdraw such approval. Ciba's Scheme complies with any relevant legislation relating to occupational pension schemes and to relevant benefit arrangements and the requirements of the Occupational Pensions Board affecting schemes which are contracted-out. So far as Ciba is aware and it is within Ciba's control the Hunt Schemes comply with the provisions of their respective governing documents and any relevant legislation relating to these relevant benefits arrangements.

12.1.8 Ciba holds a current contracting-out certificate issued in relation to Ciba's Scheme which covers CML.

12.1.9 No retirement benefits scheme (as defined in Section 611 of the Income and Corporation Taxes Act of 1988) in which the Employees participate or have participated has been or is in the process of being wound up.

12.1.10  STANDARD LIFE SCHEME

         The Standard Life Scheme is an exempt approved personal pension scheme under Chapter IV of Part XIV of the Income and Corporation Taxes Act of 1988.

12.1.11 CML has no liability to pay or provide any post retirement medical benefits to any existing or former Employees.

12.2 In relation to employment issues Ciba hereby warrants to and with Hexcel as follows (and for the purposes of this Clause 12.2, the "Employees" shall mean


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

         those employees employed by CML in the Business at the date hereof and the Lacquer Employees):

12.2.1 Full particulars of the identity, age, length of service, remuneration (including any bonus or commission entitlements), date of birth and start date of all the Employees, copies of standard contracts of employment and details of all other terms and conditions of employment of the Employees and a statement of all benefits provided to Employees together with copies of all documentation relating to the benefit schemes are fully and accurately set out in the Disclosure Letter.
         For the avoidance of doubt Ciba confirms that the standard contracts, terms and conditions of employment and benefits of the Lacquer Employees are the same as those of the Employees employed by CML in the Business at the date hereof.

12.2.2 Since 31 December 1994 or where employment commences after that date since the commencement date of the employment, no change has been made in the rate of remuneration or pension or other benefits of any senior manager (a senior manager being an Employee in receipt of remuneration in excess of L25,000 per annum).

12.2.3 There are no claims pending or threatened against Ciba or CML by any Employee or former employee of the Business of any kind whatsoever including but without limitation claims in respect of any accident or injury or for unfair dismissal, wrongful dismissal, redundancy pay, sex or race discrimination, equal pay, breach of contract, or unlawful deductions. Neither Ciba nor CML has given any notice of any redundancies to the Secretary of State relating to any Employee or former employee of the Business. Ciba and CML have materially complied with their obligations under all statutes and regulations, codes, orders and awards in connection with the Employees.

12.2.4 Neither Ciba nor CML has entered into any recognition agreement with a trade union nor has either done any act which might be construed as recognition in relation to the Employees. There is no existing or threatened or pending industrial or trade dispute involving Ciba or CML in relation to any of the Employees.

12.2.5 Save as set out in the Disclosure Letter all subsisting contracts of service of Employees are determinable at any time on three months' notice or less without compensation (other than compensation in accordance with the Em-


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

         ployment Protection (Consolidation) Act 1978, as amended by the Employment Act 1982).

12.2.6 So far as Ciba is aware, having made all reasonable enquiries, there are no circumstances giving rise to a debt as a result of the operation of Section 144 of the Pension Schemes Act 1993 or otherwise.

13.      DEFICIENCY ON WINDING-UP

13.1 In the event that a debt (the "Debt") shall be owing or shall become due from CML in respect of its participation in Ciba's Scheme on and after Closing as a result of the operation of Section 144 of the Pension Schemes Act 1993 or otherwise, Ciba undertakes to indemnify CML on demand for the total amount of the Debt together with interest thereon from the date on which CML makes payment of the Debt to the date payment is made under this paragraph.

13.2 No payment shall be due from Ciba under Clause 13.1 if the reason for the Debt becoming due or owing is the insolvency of CML or any act or omission of CML.

13.3 If the necessity to undertake a calculation of the amount of the Debt arises as a result of the insolvency of CML or any act or omission of CML, the cost of calculating the amount of the Debt shall be borne by CML.

14.      INTERIM PAYMENT

Ciba undertakes to pay or procure the payment of an interim payment (the "Interim Payment") to CML's Scheme within 30 days of the Pensions Transfer Date provided that:

14.1 the Interim Payment shall be equal to 20% of the estimated Transfer Amount (assuming that all Pensionable Employees become Transferring Members). The Interim Payment shall be calculated by Ciba's Actuary and must be confirmed as reasonable by CML's Actuary;

14.2 such payment shall be made on account of the Transfer Amount and adjustment shall be made to the Transfer Amount in accordance with the Actuary's Letter.


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

15.      CONTINUING EFFECT

15.1 This Employment Agreement shall be binding on and shall enure for the benefit of each party's successors but shall not be assignable by either party without the prior written consent of the other.

15.2 Hexcel shall use all reasonable endeavours to procure the performance by CML or its successor in relation to the Business (in so far as such successor shall be a member of the Hexcel group of companies) of its obligations under this Employment Agreement. Ciba shall use all reasonable endeavours to procure the performance by any successor of it of the obligations of Ciba under this Employment Agreement.

IN WITNESS the parties have executed this Employment Agreement the day and year first before written.


SIGNED by                     ) /s/ JOHN BREWER
for and on behalf of          ) John Brewer
CIBA-GEIGY PLC                ) Director


SIGNED by                     ) /s/ WILLIAM HUNT
for and on behalf of          ) William Hunt
COMPOSITE MATERIALS LTD       ) Director


SIGNED by                     ) /s/ WILLIAM P. MEEHAN
for and on behalf of          ) William P. Meehan
HEXCEL CORPORATION            ) Vice President, Chief Financial
                                Officer and Treasurer




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